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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF MANUGISTICS GROUP, INC.

         Listed below are the significant subsidiaries of the Company and their jurisdictions of organization. All of these subsidiaries are wholly-owned by the Company.

                                                     State or
                                                   Jurisdiction
                                                 of Incorporation      Name Under Which
 Name                                            or Organization      Subsidiary Does Business
 ----                                            ---------------      ------------------------
 Manugistics Colorado, Inc.                    Delaware               Manugistics, Inc.

 Manugistics, Inc.                             Delaware               Manugistics, Inc.

 Manugistics France S.A.                       France                 Manugistics France S.A.

 Manugistics, Inc. Foreign                     Virgin Islands         Manugistics, Inc.
  Sales Corporation

 Manugistics U.K. Ltd.                         United Kingdom         Manugistics U.K. Ltd.

 Manugistics Canada Ltd.                       Ontario                Manugistics Canada Ltd.

 Manugistics (Deutschland) GmbH                Germany                Manugistics (Deutschland) GmbH

 Manugistics European Holding                  Netherlands            Manugistics European
  Company B.V.                                                         Holding Company B.V.

 Manugistics Services, Inc.                    Delaware               Manugistics, Inc.

 Manugistics Japan K.K.                        Japan                  Manugistics Japan K.K.